Exhibit 99.1

Alcoa Corporation Reports Fourth Quarter and Full Year 2023 Results

PITTSBURGH--(BUSINESS WIRE)--January 17, 2024--Alcoa Corporation (NYSE: AA) today reported fourth quarter and full year 2023 results that demonstrate progress on key priorities.

Financial Results and Highlights

M, except per share amounts	4Q23	3Q23	FY23	FY22
Revenue	$2,595	$2,602	$10,551	$12,451
Net loss attributable to Alcoa Corporation	$(150)	$(168)	$(651)	$(123)
Loss per share attributable to Alcoa Corporation	$(0.84)	$(0.94)	$(3.65)	$(0.68)
Adjusted net (loss) income	$(100)	$(202)	$(405)	$869
Adjusted (loss) earnings per share	$(0.56)	$(1.14)	$(2.27)	$4.71
Adjusted EBITDA excluding special items	$89	$70	$536	$2,224

Fourth Quarter 2023

  Received approval to continue bauxite mining in Western Australia
  Received clarification on qualification for Section 45X of the Inflation Reduction Act (IRA)
  Began restart of additional smelting capacity at Warrick Operations in Indiana
  Initiated engagement with Spanish stakeholders regarding path forward for the San Ciprián complex

Full Year 2023

  Increased aluminum production by 5 percent sequentially; set annual production records across the Canadian smelter system and at the Mosjøen smelter in Norway
  Returned cash to stockholders through $72 million in quarterly dividend payments

“In the fourth quarter of 2023, we made progress on key challenges, including gaining approval on our Western Australia bauxite mine plans, and we’re continuing to advance operational stability while we work to improve our global asset portfolio,” said Alcoa President and CEO William F. Oplinger. “We are building on our positive momentum and implementing actions to drive improved profitability.”

Fourth Quarter 2023 Results

  Production: Alumina production decreased 1 percent sequentially to 2.79 million metric tons on lower production from the Australia refineries. In Aluminum, Alcoa produced 541,000 metric tons, a 2 percent increase from the third-quarter’s strong output.

  Shipments: In the Alumina segment, third-party shipments of alumina decreased 5 percent sequentially primarily due to decreased trading. In Aluminum, total shipments increased 1 percent sequentially.

  Revenue: The Company’s total third-party revenue was flat sequentially at $2.60 billion. In the Alumina segment, revenue decreased 5 percent on an average realized third-party price decrease of 3 percent and lower shipments. In the Aluminum segment, revenue increased 2 percent on an average realized third-party price increase of 1 percent and higher shipments.

  Net loss attributable to Alcoa Corporation was $150 million, or $0.84 per share. Sequentially, the results include lower raw material and production costs and favorable currency impacts, partially offset by higher energy costs mainly due to carbon dioxide compensation changes in Norway. Additionally, the results include a $152 million charge to tax expense to record a valuation allowance on Alcoa World Alumina Brasil Ltda. (AWAB) deferred tax assets, and reflect the non-recurrence of a tax benefit of $58 million recognized for the full reversal of the valuation allowance recorded against the deferred tax assets of the Company’s subsidiaries in Iceland in the third quarter 2023.

  The Norwegian government recently approved an updated budget proposal that limits carbon dioxide compensation to be paid in 2024 based on 2023 power purchased and used in production. The unfavorable sequential impact is $24 million, which includes amounts previously accrued through September 30, 2023 and the absence of related accruals for the fourth quarter 2023.

  Adjusted net loss was $100 million, or $0.56 per share, excluding the impact from net special items of $50 million. Notable special items include $102 million in discrete and other tax items primarily related to the recognition of the AWAB tax valuation allowance discussed above, a gain on the sale of carbon credits related to a closed site of $19 million, mark-to-market gains on energy contracts of $7 million, and noncontrolling interest impacts on above items of $40 million.

  Adjusted EBITDA excluding special items was $89 million, a sequential increase of $19 million primarily due to lower raw material and production costs, partially offset by higher energy costs primarily in Europe.

  In December 2023, the U.S. Treasury Department clarified that commercial grade aluminum can qualify for the Advanced Manufacturing Tax Credit on Section 45X (IRA 45X credit), enacted as part of the IRA. In the fourth quarter 2023, the Company recorded the full year benefit totaling $36 million in Cost of goods sold at the Massena smelter in New York and the Warrick smelter in Indiana.

  Cash: Alcoa ended the quarter with a cash balance of $944 million. Cash provided from operations was $198 million. Cash provided from financing activities was $6 million, primarily related to $18 million of net contributions from noncontrolling interest and $14 million of net short-term borrowings, partially offset by $18 million of cash dividends on common stock. Cash used for investing activities was $197 million, primarily related to capital expenditures of $188 million and $19 million in contributions to the ELYSISTM partnership. Free cash flow was $10 million.

  Working capital: For the fourth quarter, Receivables from customers of $0.7 billion, Inventories of $2.2 billion and Accounts payable, trade of $1.7 billion comprised DWC working capital. The Company reported 39 days working capital, a sequential improvement of eleven days. Accounts payable days increased by nine days primarily due to timing of energy and raw materials payables and increased capital expenditures.

Full Year 2023 Results

  Production: Alumina production decreased 13 percent annually primarily due to lower grade bauxite at the Australia refineries and partial curtailments at the San Ciprián refinery in Spain and the Kwinana refinery in Australia. Aluminum production increased 5 percent annually, primarily due to the restart of the Alumar smelter in Brazil.

  Shipments: In the Alumina segment, third-party shipments of alumina decreased 5 percent primarily due to reduced production at the Australia refineries and the San Ciprián refinery, partially offset by increased trading opportunities.

  In Aluminum, total shipments decreased 3 percent annually primarily due to reduced production at the San Ciprián and Lista smelters and decreased trading opportunities, partially offset by higher shipments due to the Alumar smelter restart.

  Revenue: The Company’s total third-party revenue decreased 15 percent to $10.6 billion, driven primarily by lower average realized third-party prices for aluminum and alumina. Annually, the average realized third-party price of alumina decreased 7 percent to $358 per metric ton and the average realized third-party price of aluminum decreased 18 percent to $2,828 per metric ton.

  Net loss attributable to Alcoa Corporation was $651 million, or $3.65 per share, compared with the prior year’s net loss of $123 million, or $0.68 per share. The results reflect lower aluminum and alumina prices and higher production costs. In addition to the restructuring charges noted below, the 2023 results include a net charge to tax expense of $94 million discussed above.

  Adjusted net loss was $405 million, or $2.27 per share, excluding the impact from net special items of $246 million. Notable special items include charges of $117 million related to the permanent closure of the Intalco smelter, $53 million for certain employee obligations related to the February 2023 viability agreement for the San Ciprián smelter, $33 million related to the restart costs at the Alumar smelter, $45 million in discrete and other tax items primarily related to tax valuation allowance adjustments discussed above, partially offset by the noncontrolling interest impacts on above items of $42 million.

  Adjusted EBITDA excluding special items decreased 76 percent sequentially to $536 million, mainly attributable to year-over-year lower average realized prices for aluminum and alumina, as well as higher production costs primarily in the Alumina segment.

  Cash: Alcoa ended 2023 with a cash balance of $944 million. Cash provided from operations was $91 million. Cash provided from financing activities was $57 million, primarily related to $158 million of net contributions from noncontrolling interest and $55 million of net short-term borrowings, partially offset by $72 million in cash dividends on common stock, $52 million for site separation expenditures related to the 2021 sale of the Warrick Rolling Mill in Indiana and $34 million for payments related to tax withholding on stock-based compensation awards. Cash used for investing activities was $585 million primarily due to $531 million in capital expenditures and $70 million in contributions to the ELYSISTM partnership. Free cash flow was negative $440 million.

  Working capital: The Company reported 39 days working capital, a year-over-year improvement of eleven days. The change primarily relates to a decrease of seven days in inventory primarily due to lower volumes and prices for raw materials and a decrease of four days in accounts receivable primarily due to lower pricing for aluminum and favorable receivables collection terms.

Key Strategic Actions

Operational

  WA mine approvals: In December 2023, the Western Australian (WA) Government approved Alcoa’s latest five-year mine plan – known as the 2023-2027 Mining and Management Program (MMP) – for its Huntly and Willowdale bauxite mines. The approvals include operating enhancements to meet evolving requirements and expectations. In addition, the WA Government granted an exemption that allows Alcoa to continue its mining operations while the WA Environmental Protection Authority (EPA) assesses the environmental impact on parts of the MMP.

  Kwinana refinery: On January 8, 2024, the Company announced the decision to curtail the Kwinana refinery in Australia beginning in the second quarter of 2024.

  San Ciprián complex: In December 2023, the Company initiated engagement with Spanish stakeholders at the San Ciprián complex regarding financial losses and to find a long-term solution for the combined complex.

  Since the smelter curtailed in January 2022, the Company has honored its commitments under the viability agreements signed in December 2021 and February 2023, including paying all employees, making capital investments, and preparing for restart. However, current market conditions, including the cost for energy, do not support an economically viable restart. Further, permitting and development of renewable energy projects, which were a critical component of the restart, have been delayed. The refinery and smelter incurred significant losses in 2023 and prior years which have been funded with internal credit lines that are now nearing their limits, and which the operations have no ability to repay.

  Warrick Operations: During the fourth quarter 2023, the Company took actions to improve the competitiveness of its Warrick Operations site in Indiana. Alcoa began the restart of one line (54,000 mtpy) that was curtailed in July 2022, and also began the closure of a line (54,000 mtpy) that had not operated since 2016 to allow for future capital investments to improve casting capabilities. Restructuring charges related to the closure totaled $1 million in the fourth quarter 2023 to establish reserves related to demolition obligations. Additionally, Alcoa recorded $1 million in Cost of goods sold to write-off the remaining net book value of related inventory.

Financial

  Productivity and competitiveness programs: In January 2024, the Company initiated a productivity and competitiveness program across its global operations and functions. The program is a first step in the Company’s objective to improve competitiveness and includes a target to save approximately 5 percent of operating costs, exclusive of raw materials, energy and transportation costs which are already under active management and cost control programs. Total savings are expected to approximate $100 million on a run rate basis and to be achieved by the first quarter of 2025.

  Revolving Credit Facility: On January 17, 2024, Alcoa amended its Revolving Credit Facility to provide the Company flexibility to implement its portfolio actions during 2024; terms include a temporary reduction of the minimum interest coverage ratio required thereunder from 4.00 to 1.00 to 3.00 to 1.00, and an increase to the maximum addback for cash restructuring charges to Consolidated EBITDA (as defined in the Revolving Credit Facility), in each case for the 2024 fiscal year. In connection with the amendment, Alcoa also agreed to provide collateral for its obligations under the Revolving Credit Facility, with a ratings-based release mechanism that would apply starting in 2025.

2024 Outlook

The following outlook does not include reconciliations of the forward-looking non-GAAP financial measures Adjusted EBITDA and Adjusted Net Income, including transformation, intersegment eliminations and other corporate Adjusted EBITDA; operational tax expense; and other expense; each excluding special items, to the most directly comparable forward-looking GAAP financial measures because it is impractical to forecast certain special items, such as restructuring charges and mark-to-market contracts without unreasonable efforts due to the variability and complexity associated with predicting the occurrence and financial impact of such special items. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

For 2024, the Company is providing an outlook for both production and shipments for both segments. Alcoa expects alumina production to range between 9.8 and 10.0 million metric tons and alumina shipments to range between 12.7 and 12.9 million metric tons in 2024. The difference between production and shipments reflects trading volumes and externally sourced alumina to fulfill customer contracts due to the curtailment of the Kwinana refinery. The Aluminum segment is expected to produce 2.2 to 2.3 million metric tons, an increase from 2023 due to smelter restarts. Aluminum shipments are expected to be between 2.5 million and 2.6 million metric tons, consistent with 2023, as increased shipments from smelter restarts are offset by lower trading volumes.

Within first quarter 2024 Alumina Segment Adjusted EBITDA, the Company expects approximately $15 million of unfavorable impacts related to higher maintenance costs and lower shipments in Australia. In addition, the Company expects sequential benefits from lower raw material and energy costs to be fully offset by other factors.

Within first quarter 2024 Aluminum Segment Adjusted EBITDA, the Company expects sequential favorable energy costs, primarily due to lower prices in Brazil and Norway, to be fully offset by lower product premiums and an unfavorable net impact due to the non-recurrence of fourth quarter 2023 items related to the IRA 45X credit and carbon dioxide compensation changes in Norway. Alumina costs in the Aluminum segment are expected to be unfavorable by $5 million sequentially. Additionally, the Company expects an unfavorable sequential impact of approximately $20 million from hedge programs for the Alumar smelter restart, which ended in December 2023.

Other income for the fourth quarter of 2023 included favorable impacts of $51 million related to foreign currency gains that may not recur.

Based on current alumina and aluminum market conditions, Alcoa expects negligible first quarter operational tax expense, which may vary with market conditions and jurisdictional profitability.

Conference Call

Alcoa will hold its quarterly conference call at 5:00 p.m. Eastern Standard Time (EST) on Wednesday, January 17, 2024, to present fourth quarter and full year 2023 financial results and discuss the business, developments, and market conditions.

The call will be webcast via the Company’s homepage on www.alcoa.com. Presentation materials for the call will be available for viewing on the same website at approximately 4:15 p.m. EST on January 17, 2024. Call information and related details are available under the “Investors” section of www.alcoa.com.

Dissemination of Company Information

Alcoa intends to make future announcements regarding company developments and financial performance through its website, www.alcoa.com, as well as through press releases, filings with the Securities and Exchange Commission, conference calls and webcasts. The Company does not incorporate the information contained on, or accessible through, its corporate website or such other websites or platforms referenced herein into this press release.

About Alcoa Corporation

Alcoa (NYSE: AA) is a global industry leader in bauxite, alumina and aluminum products with a vision to reinvent the aluminum industry for a sustainable future. Our purpose is to turn raw potential into real progress, underpinned by Alcoa Values that encompass integrity, operating excellence, care for people and courageous leadership. Since developing the process that made aluminum an affordable and vital part of modern life, our talented Alcoans have developed breakthrough innovations and best practices that have led to improved safety, sustainability, efficiency, and stronger communities wherever we operate.

Discover more by visiting www.alcoa.com. Follow us on our social media channels: Facebook, Instagram, X, YouTube and LinkedIn.

Forward-Looking Statements

This news release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “aims,” “ambition,” “anticipates,” “believes,” “could,” “develop,” “endeavors,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “outlook,” “potential,” “plans,” “projects,” “reach,” “seeks,” “sees,” “should,” “strive,” “targets,” “will,” “working,” “would,” or other words of similar meaning. All statements by Alcoa that reflect expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, forecasts concerning global demand growth for bauxite, alumina, and aluminum, and supply/demand balances; statements, projections or forecasts of future or targeted financial results, or operating performance (including our ability to execute on strategies related to environmental, social and governance matters); statements about strategies, outlook, and business and financial prospects; and statements about capital allocation and return of capital. These statements reflect beliefs and assumptions that are based on Alcoa’s perception of historical trends, current conditions, and expected future developments, as well as other factors that management believes are appropriate in the circumstances. Forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties, and changes in circumstances that are difficult to predict. Although Alcoa believes that the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that these expectations will be attained and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Such risks and uncertainties include, but are not limited to: (a) cyclicality of the aluminum industry and aluminum end use markets, including due to the influence of global economic conditions, and unfavorable changes in the markets served by Alcoa; (b) the effects of non-market forces, such as government policies and political instability, on global aluminum supply and demand; (c) volatility and declines in the aluminum industry, including global supply and demand conditions and fluctuations in London Metal Exchange-based prices and premiums, as applicable, for primary aluminum and other commodities, and fluctuations in indexed-based and spot prices for alumina; (d) legal, regulatory, economic, political, trade, public health and safety, and reputational risks and conditions, including changes in conditions beyond our control as a result of our participation in increasingly competitive and complex global markets; (e) our ability to obtain, maintain, or renew permits or approvals necessary for our mining operations; (f) unfavorable changes in cost, quality, or availability of key inputs, including energy and raw materials, or uncertainty of or disruption to the supply chain including logistics; (g) our ability to realize expected benefits or achieve intended results, including as planned and by targeted completion dates, from announced strategies, plans, programs, or initiatives relating to our portfolio, profitability, capital investments, and developing technologies, and from joint ventures or other strategic alliances or business transactions; (h) fluctuations in foreign currency exchange and tax rates on costs and results; (i) changes in tax laws or exposure to additional tax liabilities; (j) changes in global economic and financial market conditions generally, such as inflation, recessionary conditions, and interest rate increases, which may also affect Alcoa’s ability to obtain credit or financing upon acceptable terms or at all; (k) current and potential future impacts to the global economy and our industry, business and financial condition caused by various worldwide or macroeconomic events, such as the ongoing conflict between Russia and Ukraine; (l) global competition within and beyond the aluminum industry; (m) our ability to obtain or maintain adequate insurance coverage; (n) the outcomes of contingencies, including legal and tax proceedings, government or regulatory investigations, and environmental remediation, or changes in foreign and/or U.S. federal, state, or local laws, regulations, or policies; (o) the impacts of climate change, related legislation or regulations, and efforts to reduce greenhouse gas emissions and our ability to achieve strategies and expectations related to climate change and other environmental matters; (p) claims, costs and liabilities resulting from the impact of our operations, including impoundments, or from health, safety, and environmental laws, regulations, and requirements, in the areas where we operate; (q) the impact of cyberattacks and potential information technology or data security breaches, including disruptions to our operations, liability, and reputational harm; (r) our ability to fund capital expenditures; (s) risks associated with long-term debt obligations including restrictions on our current and future operations as a result of our indebtedness; (t) our ability to continue to return capital to stockholders through cash dividends and/or share repurchases; (u) the impact of labor disputes, work stoppages and strikes, or other employee relations issues, as well as labor market conditions; (v) declines in the discount rates used to measure pension and other postretirement benefit liabilities or lower-than-expected investment returns on pension assets, or unfavorable changes in laws or regulations that govern pension plan funding; and (w) the other risk factors discussed in Alcoa’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and other reports filed by Alcoa with the SEC. Alcoa disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law. Market projections are subject to the risks described above and other risks in the market.

Non-GAAP Financial Measures

This release contains reference to certain financial measures that are not calculated and presented in accordance with generally accepted accounting principles in the United States (GAAP). Alcoa Corporation believes that the presentation of these non-GAAP financial measures is useful to investors because such measures provide both additional information about the operating performance of Alcoa Corporation and insight on the ability of Alcoa Corporation to meet its financial obligations by adjusting the most directly comparable GAAP financial measure for the impact of, among others, “special items” as defined by the Company, non-cash items in nature, and/or nonoperating expense or income items. The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP. Certain definitions, reconciliations to the most directly comparable GAAP financial measures and additional details regarding management’s rationale for the use of the non-GAAP financial measures can be found in the schedules to this release.

Alcoa Corporation and subsidiaries Statement of Consolidated Operations (unaudited) (dollars in millions, except per-share amounts)

	Quarter Ended
	December 31, 2023	September 30, 2023	December 31, 2022
Sales	$2,595	$2,602	$2,663

Cost of goods sold (exclusive of expenses below)	2,425	2,469	2,596
Selling, general administrative, and other expenses	64	56	64
Research and development expenses	14	9	9
Provision for depreciation, depletion, and amortization	163	163	147
Restructuring and other charges, net	(11)	22	(6)
Interest expense	28	26	26
Other (income) expenses, net	(11)	85	67
Total costs and expenses	2,672	2,830	2,903

Loss before income taxes	(77)	(228)	(240)
Provision for (benefit from) income taxes	150	(35)	180

Net loss	(227)	(193)	(420)

Less: Net loss attributable to noncontrolling interest	(77)	(25)	(25)

NET LOSS ATTRIBUTABLE TO ALCOA CORPORATION	$(150)	$(168)	$(395)

EARNINGS PER SHARE ATTRIBUTABLE TO ALCOA CORPORATION COMMON SHAREHOLDERS:
Basic:
Net loss	$(0.84)	$(0.94)	$(2.24)
Average number of shares	178,466,610	178,443,311	176,952,812

Diluted:
Net loss	$(0.84)	$(0.94)	$(2.24)
Average number of shares	178,466,610	178,443,311	176,952,812

Alcoa Corporation and subsidiaries Statement of Consolidated Operations (unaudited) (dollars in millions, except per-share amounts)

	Year ended
	December 31, 2023	December 31, 2022
Sales	$10,551	$12,451

Cost of goods sold (exclusive of expenses below)	9,813	10,212
Selling, general administrative, and other expenses	226	204
Research and development expenses	39	32
Provision for depreciation, depletion, and amortization	632	617
Restructuring and other charges, net	184	696
Interest expense	107	106
Other expenses (income), net	134	(118)
Total costs and expenses	11,135	11,749

(Loss) income before income taxes	(584)	702
Provision for income taxes	189	664

Net (loss) income	(773)	38

Less: Net (loss) income attributable to noncontrolling interest	(122)	161

NET LOSS ATTRIBUTABLE TO ALCOA CORPORATION	$(651)	$(123)

EARNINGS PER SHARE ATTRIBUTABLE TO ALCOA CORPORATION COMMON SHAREHOLDERS:
Basic:
Net loss	$(3.65)	$(0.68)
Average number of shares	178,311,096	180,645,163

Diluted:
Net loss	$(3.65)	$(0.68)
Average number of shares	178,311,096	180,645,163

Alcoa Corporation and subsidiaries Consolidated Balance Sheet (unaudited) (in millions)

	December 31, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$944	$1,363
Receivables from customers	656	778
Other receivables	152	131
Inventories	2,158	2,427
Fair value of derivative instruments	29	134
Prepaid expenses and other current assets(1)	466	417
Total current assets	4,405	5,250
Properties, plants, and equipment	20,381	19,605
Less: accumulated depreciation, depletion, and amortization	13,596	13,112
Properties, plants, and equipment, net	6,785	6,493
Investments	979	1,122
Deferred income taxes	333	296
Fair value of derivative instruments	3	2
Other noncurrent assets(2)	1,653	1,593
Total assets	$14,158	$14,756
LIABILITIES
Current liabilities:
Accounts payable, trade	$1,714	$1,757
Accrued compensation and retirement costs	357	335
Taxes, including income taxes	88	230
Fair value of derivative instruments	214	200
Other current liabilities	578	481
Long-term debt due within one year	79	1
Total current liabilities	3,030	3,004
Long-term debt, less amount due within one year	1,732	1,806
Accrued pension benefits	279	213
Accrued other postretirement benefits	443	480
Asset retirement obligations	772	711
Environmental remediation	202	226
Fair value of derivative instruments	1,092	1,026
Noncurrent income taxes	194	215
Other noncurrent liabilities and deferred credits	568	486
Total liabilities	8,312	8,167
EQUITY
Alcoa Corporation shareholders’ equity:
Common stock	2	2
Additional capital	9,187	9,183
Accumulated deficit	(1,293)	(570)
Accumulated other comprehensive loss	(3,645)	(3,539)
Total Alcoa Corporation shareholders’ equity	4,251	5,076
Noncontrolling interest	1,595	1,513
Total equity	5,846	6,589
Total liabilities and equity	$14,158	$14,756
(1)	This line item includes $32 and $55 of restricted cash at December 31, 2023 and December 31, 2022, respectively.
(2)	This line item includes $71 and $56 of noncurrent restricted cash at December 31, 2023 and December 31, 2022, respectively.

Alcoa Corporation and subsidiaries Statement of Consolidated Cash Flows (unaudited) (in millions)

	Year Ended December 31,
	2023	2022
CASH FROM OPERATIONS
Net (loss) income	$(773)	$38
Adjustments to reconcile net (loss) income to cash from operations:
Depreciation, depletion, and amortization	632	617
Deferred income taxes	(54)	219
Equity loss, net of dividends	201	4
Restructuring and other charges, net	184	696
Net loss from investing activities – asset sales	18	10
Net periodic pension benefit cost	6	54
Stock-based compensation	35	40
Loss (gain) on mark-to-market derivative financial contracts	26	(44)
Other	78	53
Changes in assets and liabilities, excluding effects of divestitures and foreign currency translation adjustments:
Decrease (increase) in receivables	52	(59)
Decrease (increase) in inventories	243	(547)
Decrease in prepaid expenses and other current assets	39	44
(Decrease) increase in accounts payable, trade	(74)	189
Decrease in accrued expenses	(133)	(173)
Decrease in taxes, including income taxes	(114)	(152)
Pension contributions	(24)	(17)
Increase in noncurrent assets	(158)	(87)
Decrease in noncurrent liabilities	(93)	(63)
CASH PROVIDED FROM OPERATIONS	91	822

FINANCING ACTIVITIES
Additions to debt	127	4
Payments on debt	(72)	(1)
Proceeds from the exercise of employee stock options	1	22
Repurchase of common stock	—	(500)
Dividends paid on Alcoa common stock	(72)	(72)
Payments related to tax withholding on stock-based compensation awards	(34)	(19)
Financial contributions for the divestiture of businesses	(52)	(33)
Contributions from noncontrolling interest	188	214
Distributions to noncontrolling interest	(30)	(379)
Other	1	(4)
CASH PROVIDED FROM (USED FOR) FINANCING ACTIVITIES	57	(768)

INVESTING ACTIVITIES
Capital expenditures	(531)	(480)
Proceeds from the sale of assets	4	5
Additions to investments	(70)	(32)
Sale of investments	—	10
Other	12	2
CASH USED FOR INVESTING ACTIVITIES	(585)	(495)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	10	(9)
Net change in cash and cash equivalents and restricted cash	(427)	(450)
Cash and cash equivalents and restricted cash at beginning of year	1,474	1,924
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH AT END OF PERIOD	$1,047	$1,474

Alcoa Corporation and subsidiaries Segment Information (unaudited) (dollars in millions, except realized prices; dry metric tons in millions (mdmt); metric tons in thousands (kmt))

	4Q22	2022	1Q23	2Q23	3Q23	4Q23	2023
Alumina(5):
Bauxite production (mdmt)	10.6	42.1	9.9	10.0	10.7	10.4	41.0
Third-party bauxite shipments (mdmt)	1.1	3.5	1.9	1.8	1.9	2.0	7.6
Alumina production (kmt)	3,017	12,544	2,755	2,559	2,805	2,789	10,908
Third-party alumina shipments (kmt)	2,210	9,169	1,929	2,136	2,374	2,259	8,698
Intersegment alumina shipments (kmt)	1,029	3,958	1,039	944	966	1,176	4,125
Average realized third-party price per metric ton of alumina	$342	$384	$371	$363	$354	$344	$358
Third-party bauxite sales	$68	$204	$136	$113	$111	$124	$484
Third-party alumina sales	$756	$3,520	$721	$781	$846	$781	$3,129
Intersegment alumina sales	$400	$1,708	$421	$397	$381	$449	$1,648
Segment Adjusted EBITDA(1)	$50	$788	$103	$33	$53	$84	$273
Depreciation and amortization	$69	$312	$77	$80	$89	$87	$333
Equity loss	$(17)	$(39)	$(17)	$(11)	$(9)	$(11)	$(48)

Aluminum:
Aluminum production (kmt)	516	2,010	518	523	532	541	2,114
Total aluminum shipments (kmt)	641	2,570	600	623	630	638	2,491
Average realized third-party price per metric ton of aluminum	$2,889	$3,457	$3,079	$2,924	$2,647	$2,678	$2,828
Third-party sales	$1,832	$8,735	$1,810	$1,788	$1,644	$1,683	$6,925
Intersegment sales	$2	$27	$3	$4	$4	$4	$15
Segment Adjusted EBITDA(1)	$31	$1,492	$184	$110	$79	$88	$461
Depreciation and amortization	$73	$283	$70	$68	$69	$70	$277
Equity (loss) income	$(26)	$48	$(57)	$(16)	$(15)	$(18)	$(106)

Reconciliation of total segment Adjusted EBITDA to consolidated net loss attributable to Alcoa Corporation:
Total Segment Adjusted EBITDA(1)	$81	$2,280	$287	$143	$132	$172	$734
Unallocated amounts:
Transformation(2)	(22)	(66)	(8)	(17)	(29)	(26)	(80)
Intersegment eliminations	5	138	(8)	31	(4)	(12)	7
Corporate expenses(3)	(37)	(128)	(30)	(24)	(33)	(46)	(133)
Provision for depreciation, depletion, and amortization	(147)	(617)	(153)	(153)	(163)	(163)	(632)
Restructuring and other charges, net	6	(696)	(149)	(24)	(22)	11	(184)
Interest expense	(26)	(106)	(26)	(27)	(26)	(28)	(107)
Other (expenses) income, net	(67)	118	(54)	(6)	(85)	11	(134)
Other(4)	(33)	(221)	(39)	(22)	2	4	(55)
Consolidated (loss) income before income taxes	(240)	702	(180)	(99)	(228)	(77)	(584)
(Provision for) benefit from income taxes	(180)	(664)	(52)	(22)	35	(150)	(189)
Net loss (income) attributable to noncontrolling interest	25	(161)	1	19	25	77	122
Consolidated net loss attributable to Alcoa Corporation	$(395)	$(123)	$(231)	$(102)	$(168)	$(150)	$(651)
The difference between segment totals and consolidated amounts is in Corporate.

(1)

Alcoa Corporation’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

(2)	Transformation includes, among other items, the Adjusted EBITDA of previously closed operations.
(3)

Corporate expenses are composed of general administrative and other expenses of operating the corporate headquarters and other global administrative facilities, as well as research and development expenses of the corporate technical center.

(4)	Other includes certain items that are not included in the Adjusted EBITDA of the reportable segments.
(5)

Beginning in January 2023, the Company changed its operating segments by combining the Bauxite and Alumina segments, and reported its financial results in the following two segments: (i) Alumina and (ii) Aluminum. Segment information for all prior periods presented has been updated to reflect the new segment structure.

Alcoa Corporation and subsidiaries Calculation of Financial Measures (unaudited) (in millions, except per-share amounts)

Adjusted Income	(Loss) Income			(Loss) Income
	Quarter ended			Year ended
	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Net loss attributable to Alcoa Corporation	$(150)	$(168)	$(395)	$(651)	$(123)

Special items:
Restructuring and other charges, net	(11)	22	(6)	184	696
Other special items(1)	(2)	13	64	71	58
Discrete and other tax items impacts(2)	102	(60)	215	45	216
Tax impact on special items(3)	1	(6)	(19)	(12)	4
Noncontrolling interest impact(3)	(40)	(3)	(3)	(42)	18
Subtotal	50	(34)	251	246	992

Net (loss) income attributable to Alcoa Corporation – as adjusted	$(100)	$(202)	$(144)	$(405)	$869

Diluted EPS(4):
Net loss attributable to Alcoa Corporation common shareholders	$(0.84)	$(0.94)	$(2.24)	$(3.65)	$(0.68)

Net (loss) income attributable to Alcoa Corporation common shareholders - as adjusted	$(0.56)	$(1.14)	$(0.82)	$(2.27)	$4.71

Net loss attributable to Alcoa Corporation – as adjusted and Diluted EPS – as adjusted are non-GAAP financial measures. Management believes these measures are meaningful to investors because management reviews the operating results of Alcoa Corporation excluding the impacts of restructuring and other charges, various tax items, and other special items (collectively, “special items”). There can be no assurances that additional special items will not occur in future periods. To compensate for this limitation, management believes it is appropriate to consider Net loss attributable to Alcoa Corporation and Diluted EPS determined under GAAP as well as Net loss attributable to Alcoa Corporation – as adjusted and Diluted EPS – as adjusted.

(1)	Other special items include the following:

  for the quarter ended December 31, 2023, a net favorable change in mark-to-market energy derivative instruments ($7), costs related to the restart process of the Warrick Operations site in Indiana ($3), and net charges for other special items ($2);
  for the quarter ended September 30, 2023, a net unfavorable change in mark-to-market energy derivative instruments ($21), gain on sale of non-core rights ($9), and charges for other special items ($1);
  for the quarter ended December 31, 2022, a net unfavorable change in mark-to-market energy derivative instruments ($31), costs related to the restart process at the Alumar, Brazil smelter ($27), costs related to the restart process of the Portland, Australia smelter ($3), and charges for other special items ($3);
  for the year ended December 31, 2023, costs related to the restart process at the Alumar, Brazil smelter ($33), an adjustment to the gain on sale of the Warrick Rolling Mill in Evansville, Indiana for additional site separation costs ($17), costs related to the closure of the Intalco, Washington aluminum smelter ($16), a net unfavorable change in mark-to-market energy derivative instruments ($13), a gain on sale of non-core rights ($9), and charges for other special items ($1); and, for the year ended December 31, 2022, costs related to the restart process at the Alumar, Brazil smelter ($75), a net favorable change in mark-to-market energy derivative instruments ($41), costs related to the restart process of the Portland, Australia smelter ($12), an adjustment to the gain on sale of the Warrick Rolling Mill in Evansville, Indiana for additional site separation costs ($10), and charges for other special items ($2).

(2)

Discrete and other tax items are generally unusual or infrequently occurring items, changes in law, items associated with uncertain tax positions, or the effect of measurement-period adjustments and include the following:

  for the quarter ended December 31, 2023, a charge to record a valuation allowance on AWAB's deferred tax assets due to cumulative losses ($104) and a net benefit for other discrete tax items ($2);
  for the quarter ended September 30, 2023, a benefit related to the reversal of a valuation allowance on deferred tax assets of the Company's subsidiaries in Iceland ($58) and a net benefit for other discrete tax items ($2);
  for the quarter ended December 31, 2022, a charge to record a valuation allowance on Alcoa Alumínio’s deferred tax assets due to cumulative losses ($217), a credit to increase AWAB's deferred tax assets related to changes in utilization of the lower holiday tax rate ($33), a net charge primarily to write off Alcoa Norway’s deferred tax assets due to a legal entity restructuring ($30), and a net charge for several other items ($1);
  for the year ended December 31, 2023, a charge to record a valuation allowance on AWAB’s deferred tax assets due to cumulative losses ($104), a benefit related to the reversal of a valuation allowance on deferred tax assets of the Company's subsidiaries in Iceland ($58), and a net benefit for other discrete tax items ($1); and, for the year ended December 31, 2022, a charge to record a valuation allowance on Alcoa Alumínio’s deferred tax assets due to cumulative losses ($217), a credit to increase AWAB’s deferred tax assets related to changes in utilization of the lower holiday tax rate ($33), a net charge primarily to write off Alcoa Norway’s deferred tax assets due to a legal entity restructuring ($30), and a net charge for several other items ($2).

(3)

The tax impact on special items is based on the applicable statutory rates in the jurisdictions where the special items occurred. The noncontrolling interest impact on special items represents Alcoa’s partner’s share of certain special items.

(4)

In any period with a Net loss attributable to Alcoa Corporation (GAAP or as adjusted), the average number of shares applicable to diluted earnings per share exclude certain share equivalents as their effect is anti-dilutive.

Alcoa Corporation and subsidiaries Calculation of Financial Measures (unaudited), continued (in millions)

Adjusted EBITDA	Quarter ended			Year ended
	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022

Net loss attributable to Alcoa Corporation	$(150)	$(168)	$(395)	$(651)	$(123)

Add:
Net (loss) income attributable to noncontrolling interest	(77)	(25)	(25)	(122)	161
Provision for (benefit from) income taxes	150	(35)	180	189	664
Other (income) expenses, net	(11)	85	67	134	(118)
Interest expense	28	26	26	107	106
Restructuring and other charges, net	(11)	22	(6)	184	696
Provision for depreciation, depletion, and amortization	163	163	147	632	617

Adjusted EBITDA	92	68	(6)	473	2,003

Special items(1)	(3)	2	35	63	221

Adjusted EBITDA, excluding special items	$89	$70	$29	$536	$2,224
Alcoa Corporation’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. Adjusted EBITDA is a non-GAAP financial measure. Management believes this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa Corporation’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

(1)	Special items include the following (see reconciliation of Adjusted Income above for additional information):

  for the quarter ended December 31, 2023, the mark-to-market contracts associated with the Portland smelter generated losses ($9) in Other (income) expenses, net which economically increase the cost of power recorded in Cost of goods sold. This non-GAAP reclass presents the total cost of power within Cost of goods sold. This was partially offset by costs related to the restart process at the Warrick Operations site in Indiana ($3) and net charges for other special items ($3);
  for the quarter ended September 30, 2023, costs related to the restart process at the Alumar, Brazil smelter ($1) and costs related to the restart process at the San Ciprián, Spain smelter ($1);
  for the quarter ended December 31, 2022, costs related to the restart process at the Alumar, Brazil smelter ($27), net cost of power associated with the Portland smelter ($5), and costs related to the restart process of the Portland, Australia smelter ($3);
  for the year ended December 31, 2023, costs related to the restart process at the Alumar, Brazil smelter ($33), costs related to the closure of the Intalco, Washington aluminum smelter ($16), net cost of power associated with the Portland smelter ($7), and net charges for other special items ($7); and, for the year ended December 31, 2022, net cost of power associated with the Portland smelter ($132), costs related to the restart process at the Alumar, Brazil smelter ($75), costs related to the restart process of the Portland, Australia smelter ($12), and net charges for other special items ($2).

Alcoa Corporation and subsidiaries Calculation of Financial Measures (unaudited), continued (in millions)

Free Cash Flow	Quarter ended			Year ended
	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Cash provided from operations	$198	$69	$118	$91	$822

Capital expenditures	(188)	(145)	(171)	(531)	(480)

Free cash flow	$10	$(76)	$(53)	$(440)	$342

Free Cash Flow is a non-GAAP financial measure. Management believes this measure is meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures, which are necessary to maintain and expand Alcoa Corporation’s asset base and are expected to generate future cash flows from operations. It is important to note that Free Cash Flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

Net Debt	December 31, 2023	December 31, 2022
Short-term borrowings	$56	$—
Long-term debt due within one year	79	1
Long-term debt, less amount due within one year	1,732	1,806
Total debt	1,867	1,807

Less: Cash and cash equivalents	944	1,363

Net debt	$923	$444

Net debt is a non-GAAP financial measure. Management believes this measure is meaningful to investors because management assesses Alcoa Corporation’s leverage position after considering available cash that could be used to repay outstanding debt. When cash exceeds total debt, the measure is expressed as net cash.

Alcoa Corporation and subsidiaries Calculation of Financial Measures (unaudited), continued (in millions)

Adjusted Net Debt and Proportional Adjusted Net Debt

	December 31, 2023			December 31, 2022
	Consolidated	NCI	Alcoa Proportional	Consolidated	NCI	Alcoa Proportional
Short-term borrowings	$56	$—	$56	$—	$—	$—
Long-term debt due within one year	79	31	48	1	—	1
Long-term debt, less amount due within one year	1,732	—	1,732	1,806	32	1,774
Total debt	1,867	31	1,836	1,807	32	1,775

Less: Cash and cash equivalents	944	141	803	1,363	94	1,269

Net debt (net cash)	923	(110)	1,033	444	(62)	506

Plus: Net pension / OPEB liability	656	17	639	614	9	605

Adjusted net debt (net cash)	$1,579	$(93)	$1,672	$1,058	$(53)	$1,111

Net debt is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management assesses Alcoa Corporation’s leverage position after considering available cash that could be used to repay outstanding debt. When cash exceeds total debt, the measure is expressed as net cash.

Adjusted net debt and proportional adjusted net debt are also non-GAAP financial measures. Management believes that these additional measures are meaningful to investors because management also assesses Alcoa Corporation’s leverage position after considering available cash that could be used to repay outstanding debt and net pension/OPEB liability, net of the portion of those items attributable to noncontrolling interest (NCI).

DWC Working Capital and Days Working Capital

	Quarter ended
	December 31, 2023	September 30, 2023	December 31, 2022
Receivables from customers	$656	$691	$778

Add: Inventories	2,158	2,190	2,427

Less: Accounts payable, trade	(1,714)	(1,472)	(1,757)

DWC working capital	$1,100	$1,409	$1,448

Sales	$2,595	$2,602	$2,663

Number of days in the quarter	92	92	92

Days working capital(1)	39	50	50
DWC working capital and Days working capital are non-GAAP financial measures. Management believes that these measures are meaningful to investors because management uses its working capital position to assess Alcoa Corporation’s efficiency in liquidity management.

(1)	Days working capital is calculated as DWC working capital divided by the quotient of Sales and number of days in the quarter.

Contacts

Investor Contact:
James Dwyer
+1 412 992 5450
James.Dwyer@alcoa.com

Media Contact:
Jim Beck
+1 412 315 2909
James.Beck@alcoa.com